Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust, Inc.

Announces Common Stock Dividend for First Quarter 2019

NEW YORK, January 2, 2019 – American Finance Trust, Inc. (“AFIN”) (Nasdaq: AFIN) announced today that it intends to continue paying monthly dividends on each share of AFIN’s common stock at an annualized rate of $1.10 per share or $0.2750 per share on a quarterly basis. Dividends will be paid on a monthly basis on the 15th day of each month (unless otherwise specified) to common stock holders of record on the applicable record date of such month.

Accordingly, AFIN declared a dividend of $0.0916667 on each share of AFIN’s common stock payable on each of January 16, 2019, February 15, 2019 and March 15, 2019 to common stock holders of record at the close of business on January 14, 2019, February 8, 2019 and March 8, 2019, respectively.

About American Finance Trust

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on managing and acquiring a high-quality single and multi-tenant portfolio that is service-retail focused. The portfolio consists of a strong, creditworthy tenant base and is well positioned for growth. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Any statements referring to the future value of an investment in AFIN, as well as the success that AFIN may have in executing its business plan, are also forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause AFIN’s actual results to differ materially from those contemplated by such forward-looking statements, including those risks, uncertainties and other important factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFIN’s most recent Annual Report on Form 10-K and AFIN’s most recent Quarterly Report on Form 10-Q, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063